Exhibit (l)

July 26, 2017

Morgan Creek Global Equity Long/Short Institutional Fund
301 West Barbee Chapel Road
Chapel Hill, NC 27517

Re:	Registration Statement on Form N-2
(Securities Act File No. 333-210843, Investment Company Act File No. 811-22461)

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 4 to the Registration Statement, 1933 Act File No. 333-210843 and 1940 Act File No. 811-22461 (the "Registration Statement"), of Morgan Creek Global Equity Long/Short Institutional Fund (the "Fund").

We have examined a copy of the Fund's Agreement and Declaration of Trust, the Fund's By-laws, the Fund's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "Counsel for the Fund and the Advisor," in the prospectus; "Accountants and Legal Counsel" in the Statement of Additional Information; "Legal Counsel" in the Annual Report to Shareholders in Appendix B to the Statement of Additional Information; as well as all references in Part C; each of which form parts of the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP